UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Filed by a party other than the Registrant ☐
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☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material Pursuant to §240.14a-12

INSPIRATO INCORPORATED
(Name of Registrant as Specified in is Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On September 9, 2025, Inspirato Incorporated issued the following press release:
Inspirato Receives Multiple Financial Commitments Totaling Approximately $22 Million to Improve Capital Structure

Combination of Senior Secured Debt, Junior Debt, and Preferred Equity Will Enable the Company to Retire Existing Senior Secured Convertible Notes with an Institutional Investor Upon Closing of Buyerlink Transaction

DENVER, September 9, 2025 — Inspirato Incorporated (“Inspirato” or the “Company”) (Nasdaq: ISPO), the premier luxury vacation club and property technology company, today announced that the Company has entered into multiple, non-binding term sheets for approximately $22 million of committed capital through a combination of senior secured debt, junior debt, and preferred equity, as follows:

•$10 million senior secured debt bearing interest at 7% per annum
•    $5 million junior debt bearing interest at 20% per annum, and
•    $7.3 million of preferred equity, expected to be of the same class to be issued to One Planet Ops in the merger

These proposed, new financing agreements will be entered into in connection with the Company’s previously announced transaction to merge with Buyerlink, Inc. (“Buyerlink”), a leader in building and operating online marketplaces, and are expected to be finalized at the close of the transaction.

Capital from these commitments will be primarily used to refinance the existing Senior Secured Convertible Note issued to Capital One (via Oakstone Ventures) in August 2023. As previously disclosed, the parties have agreed to terminate the Note as well as related agreements for $20 million.

Following the financing transaction and closing of the Buyerlink transaction, Inspirato expects the combined company to maintain a prudent and manageable level of leverage in terms of debt-to-EBITDA.

“These commitments will create an improved capital structure and enable us to operate more freely once our transaction with Buyerlink is completed,” said Inspirato Chairman and CEO Payam Zamani. “The recapitalized, combined business will also have a stronger profitability profile, ensuring that we are in a great position to invest in key growth initiatives as we look to execute our new strategy and build the leading luxury travel marketplace.”

For additional information, please visit the Company’s investor relations website as well as its periodic filings with the SEC.

IMPORTANT INFORMATION FOR STOCKHOLDERS

This communication is not an offer to sell, or the solicitation of an offer to purchase, any securities. This communication may be deemed to be solicitation material in respect of the proposed merger of Inspirato and Buyerlink. Information regarding the proposed merger can be found in Inspirato’s definitive proxy statement on Schedule 14A, which was filed with the SEC on August 29, 2025, and any amendments thereto. This communication is not a substitute for the definitive proxy statement or for any other document that Inspirato may file with the SEC and send to its stockholders in connection with the proposed merger. INSPIRATO SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE

PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Shareholders may obtain free copies of the definitive proxy statement and other documents filed with the SEC by Inspirato through the website maintained by the SEC at www.sec.gov.

Inspirato, Buyerlink, and certain of their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed merger under the rules of the SEC. Information about the directors and executive officers of Inspirato and Buyerlink is set forth in the definitive proxy statement. This document can be obtained free of charge from the SEC website indicated above.

About Inspirato
Inspirato (Nasdaq: ISPO) is a luxury vacation club and a property technology company that provides access to a portfolio of curated vacation options, delivered through an innovative model designed to ensure the service, certainty, and value that discerning travelers demand. The Inspirato portfolio includes exclusive luxury vacation homes, accommodations at five-star hotel and resort partners, and custom travel experiences. For more information, visit www.inspirato.com and follow @inspirato on Instagram, Facebook, X, and LinkedIn.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to the closing of the proposed merger, the financing and the results of operation and financial condition of the combined company. The term sheets described above are non-binding and there can be no guarantee that the contemplated financing will be completed. These statements are subject to risks and uncertainties that could cause actual results to differ materially. More information about these risks is contained in the “Risk Factors” section of Inspirato’s filings with the SEC. Inspirato undertakes no obligation to update these statements, except as required by law.

Contacts:
Investor Relations ir@inspirato.com	Media Relations communications@inspirato.com